Exhibit 10.7

CONFIDENTIAL

EXECUTION COPY

PFENEX INC.

AND

AGILA BIOTECH PRIVATE LIMITED

JOINT VENTURE AGREEMENT

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (this “Agreement”) is made as of the 7th day of March 2013 (the “Effective Date”), by and between Pfenex Inc., a Delaware corporation with a principal place of business located at 10790 Roselle Street, San Diego, CA 92121 (“Pfenex”), and Agila Biotech Private Limited, an India corporation with a principal place of business located at Strides House, Bilekahalli, Bannerghatta Road, Bangalore 560 076, India (“Agila”). Pfenex and Agila may be referred to individually as a “Party” or together as the “Parties.”

BACKGROUND

A. Pfenex has a proprietary Pseudomonas fluorescens protein expression platform, which is used to accelerate the development and production of bio-therapeutics and vaccines;

B. Agila is engaged in the business of developing, manufacturing and supplying therapeutic biological products for research and development and commercial purposes;

C. Pursuant to a Joint Development and License Agreement entered into by the Parties dated December 31, 2012 (the “JDLA”), the Parties will develop certain therapeutic biological products manufactured using the Pfenex Expression Technology (as defined in section 1.18 of the JDLA) through the completion of the first Phase I Clinical Trial (as defined in section 1.19 of the JDLA) for each such product in accordance with the terms and conditions of this Agreement;

D. Pfenex and Agila wish to establish a joint venture company to further develop and commercialize one or more such products after the completion of the first Phase I Clinical Trial pursuant to the terms and conditions of this Agreement and the applicable plan and budget mutually agreed by the Parties.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATIONS

Initially capitalized terms shall have the meanings set forth below or defined elsewhere in the Agreement. And if not defined in this Agreement, shall have the meanings assigned to them in the MLA. In the event any initially capitalized term used in this Agreement is defined both in this Agreement and the JDLA, the definition set forth in this Agreement shall control for the purposes of this Agreement.

1.1. “Acceptable Third Party Supplier” means a Third Party supplier that holds all necessary licenses and permits, including relevant GMP certification and permissions, required by Applicable Laws to manufacture the relevant JVC Product or component thereof and meets the JVC quality specifications.

1.2. “Affiliate” means, with respect to a Person (as defined in section 1.17 of the JDLA), any other Person controlling, controlled by or under common control with such first Person, for so long as such control exists. For the purposes of this definition only, “control” means: (a) to possess, directly or indirectly, the power to direct the management and policies of such Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) ownership of more than fifty percent (50%) of the voting securities in such Person (or such lesser percent as may be the maximum that may be owned pursuant to Applicable Laws of the country of incorporation or domicile, as applicable) or is a subsidiary of the same entity of which a Party is a subsidiary. For clarity, for purposes of this Agreement, the JVC shall not be deemed an Affiliate of either Party.

1.3. “Applicable Laws” means any laws, statutes, rules, regulations, directives, or ordinance applicable to the JVC or the activities contemplated hereunder, together with any judgments, orders; notices, instructions, decisions, standards, guidance and awards, each having the force of law, issued by a court or competent authority or tribunal or a Regulatory Authority to which the JVC is subject, including as applicable, GCP (as defined in section 1.10 of the JDLA), GLP (as defined in section 1.12 of the JDLA), GMP (as defined in section 1.11 of the JDLA).

1.4. “Background Technology” means, with respect to a Party, any and all technology, know-how, technical information and other technical subject matter, and all intellectual property rights therein, in each case Controlled by such Party or its Affiliates as of the Effective Date or otherwise developed or acquired by or on behalf of such Party outside the performance of this Agreement, in each case that are necessary for the development and commercialization of JVC Products under this Agreement. For clarity, (i) Pfenex’s Background Technology includes the Pfenex Expression Technology, including to the extent it is embodied in the applicable Pfenex Materials and Deliverables (as defined in section 4.1.1 under the JDLA) with respect to any JVC Product, and (ii) in the event JVC Products include any PEGylated product, Agila’s Background Technology includes the PEGylation technology developed and/or acquired by Agila as provided in section 10.1 of the JDLA.

1.5. “Business Day” means a day (other than Saturday, Sunday or a public holiday) on which banks generally are open in the United States of America and India for a full range of business.

1.6. “Clinical Trial” means any clinical trial of a JVC Product to be conducted pursuant to a Plan and Budget or Semi-annual Plan and Budget. For clarity, Clinical Trials shall not include any Phase I Clinical Trial conducted pursuant to the JDLA.

1.7. “Committee” means each of the Operations Committee and Finance Committee.

1.8. “Completion Date” means a date when all the conditions listed in Section 2.4 are fully satisfied.

1.9. “Control” means the possession (whether by ownership, license or other authorization), as of the Effective Date or during the Term, of (a) with respect to materials, data or information, physical possession or the right to such physical possession of those items, and the right to provide them to others (including the other Party) in accordance with this Agreement; and (b) with respect to intellectual property rights, the right sufficient to grant the applicable license or sublicense under this Agreement; in each case without violating the terms of any agreement with any Third Party. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by a Party: (i) any materials, data, information or intellectual property owned or licensed by any Acquiring Entity immediately prior to the effective date of merger, consolidation or transfer, and (ii) any materials, data, information or intellectual property that any Acquiring Entity subsequently develops independently, without accessing or practicing the Pfenex Background Technology (in the case of an Acquiring Entity of Pfenex) or the Agila Background Technology (in the case of an Acquiring Entity of Agila). As used herein, “Acquiring Entity” means a Third Party that merges or consolidates with or acquires a Party, or to which a Party transfers all or substantially all of its assets to which this Agreement pertains.

1.10. “Financial Year” means each period of twelve (12) months commencing on 1st January of a calendar year and ending on December 31st of the same calendar year or such other period as the Board may determine in accordance with Applicable Laws except with respect to the first Financial Year for the JVC which shall run from the Completion Date to the immediately following December 31st.

1.11. “JVC” means the joint venture company proposed to be incorporated by the Parties under this Agreement.

1.12. “SVC Product” means any Collaboration Product that is transferred to the JVC pursuant to section 3.9 of the JDLA.

1.13. “JVC Venue” means the jurisdiction of incorporation of the JVC, which shall be selected by the Parties in accordance with Section 2.1 from one of the following countries: Singapore or Malaysia.

1.14. “Manufacturing Cost” means, with respect to a JVC Product, the cost incurred by a manufacturer in the manufacturing of JVC Product, including the aggregate of such manufacturer’s costs for testing, labor, raw material, components, labeling, packaging, and other costs (including manufacturing overhead) directly allocable to manufacture and quality assurance; provided that Manufacturing Cost shall not include any such costs incurred due to such manufacturer’s gross negligence or willful misconduct. For clarity, Manufacturing Cost shall exclude general administrative or corporate overhead, sales and marketing expenses, research and development costs, interest expenses and any other costs not directly attributable or allocable to the manufacture of the applicable JVC Product, including idle capacity charges as the result or consequence of the plant being idle or a manufacturing line not being used (not including, for example, normal maintenance, changeovers or related activities). Manufacturing Cost shall be determined and allocated to each JVC Product (a) in accordance with such manufacturer’s accepted costing standards and all applicable generally acceptable cost and accounting standards as consistently applied by such manufacturer and (b) as reported in the manufacturer’s external financial results. The manufacturer shall use commercially reasonable efforts to operate the facility(ies) in which the applicable JVC Product is manufactured within their plant capacity utilization targeted range and to minimize the Manufacturing Costs for such JVC Product.

1.15. “Marketing Approval” means, with respect to a JVC Product in a particular jurisdiction, all approvals, licenses, registrations or authorizations necessary for the commercialization of such JVC Product in such jurisdiction, including only where mandatory for commercialization of such JVC Product, any necessary pricing or reimbursement approval.

1.16. “Regulatory Approval” means all approvals, licenses, clearances, registrations or authorizations received from any Regulatory Authority in response to a Regulatory Filing together with all necessary approvals by any regulatory advisory board (e.g. institutional review board and ethics committee), including Marketing Approval.

1.17. “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity ‘with authority over the development, manufacture or other commercialization (including the granting of Regulatory Approvals) of any JVC Product in any jurisdiction, including the Drugs Controller General of India, European Medicines Agency and the United States Food and Drug Administration (“FDA”) and, in each case, any successor entity thereto.

1.18. “Regulatory Filings” means any submission made to a Regulatory Authority with respect to a pharmaceutical or medicinal product, including any application necessary to commence or conduct clinical testing of such product in humans, any submission to a regulatory advisory board with respect to such product, any application to market such product, and in each case any supplement or amendment to any of the foregoing.

1.19. “Shareholders” shall mean each of Pfenex and Agila.

1.20. “Shares” means the equity shares of the JVC, each having a face value to be established in accordance with Section 2.1.

1.21. “Territory” means worldwide.

1.22. “Third Party” means an entity other than Pfenex, Agila, their respective Affiliates and the JVC.

1.23. Additional Defined Terms.

Each of the following terms shall have the meaning described in the corresponding section of this Agreement indicated below:

Term	Section of this Agreement Defined
Acceptance Notice	9.2.3
Acceptance Period	9.2.3
Appointing Party	4.1
Appraiser	14.5.1
Articles of Association	5.1
Board	4.1
Call Option	14.4.3
Call Option Exercise Notice	14.4.3
Call Option Purchase Price	14.4.3
Call Option Sold Equity	14.4.3

Chairman	4.1
Confidential Information	12.1
Cure Period	14.4.2
Defaulting Party	14.4.1
Director	4.1
Disclosing Party	12.1
Disposing Shareholder	9.2.1
Event of Default	14.4.1
Finance Committee	6.2
Incorporation Permit	2.3
Indemnitee	16.4
Indemnitor	16.4
Interim Transfer Price	13.3
JDLA	Background
JVC Auditor	8.2
JVC Successor	14.7
JVC Technology	11.3
Losses	16.1
Manufacturing Agreements	7.1.1
Meeting Coordinator	4.4.3
Non-Defaulting Party	14.4.2
Non-Disposing Shareholder	9.2.1
Notice of Default	14.4.2
Notice of Election	14.3.1
Offer	14.3.1
Offer Price	9.2.2
Offered Party	14.3.1
Offered Share	9.2.2
Offered Tag Share	9.2.3
Offering Party	14.3.1
Operations Committee	6.1.1
Ownership Interest	3.1
Pfenex Improvements	11.3
Purchase Price Certificate	14.5.2
Put Option	14.4.4
Put Option Exercise Notice	14.4.4
Put Option Purchase Price	14.4.4
Put Option Sold Equity	14.4.4
Quality Agreement	7.1.3
Ratification Date	3.3
Receiving Party	12.1
Right of First Refusal	9.2.1
Semi-annual Plan and Budget	6.1.1
Shareholder Reserved Matter	5.5
SIAC	17.10.2
Subcommittee	6.1.2
Supply Price	7.1.2
Tag-Along Notice	9.2.3
Tag-Along Right	9.2.1
Term	14.1
Valuation Price	14.5.1

Each of the following terms shall have the meaning described in the corresponding section of the JDLA indicated below:

Term	Section of the JDLA Defined
Collaboration Product	1.6
Facility	1.9
GCP	1.10
GLP	1.12
GMP	1.11
Malaysian Facility	1.9
PEGylation	1.16
Person	1.17
Pfenex Expression Technology	1.18
Pfenex Materials and Deliverables	4.1.1
Phase I Clinical Trial	1.19
Plan and Budget	3.9

1.24. Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles and Sections of or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context clearly requires otherwise, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “or” shall have its inclusive meaning of “and/or;” (iii) the word “day” or “quarter” or “year” means a calendar day or calendar quarter or calendar year unless otherwise specified; (iv) the word “notice” shall require notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (v) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (vi) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (vii) words of any gender include the other gender; (viii) words using the singular or plural number also include the plural or singular number, respectively; (ix) references to any specific law, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement thereof; and (x) provisions that refer to Persons acting “under the authority of Pfenex” shall include Pfenex’s Affiliates or licensees, as applicable, and those Persons acting “under the authority of Agila” shall include Agila’s Affiliates or sublicensees, as applicable; conversely, those Persons acting “under the authority of Pfenex” shall exclude JVC, Agila, its Affiliates and sublicensees, as applicable, and those Persons acting “under the authority of Agila” shall exclude JVC, Pfenex, its Affiliates and licensees, as applicable.

2.	ESTABLISHMENT OF JOINT VENTURE COMPANY

2.1. JVC Venue. As soon as practicable after the Effective Date, the Parties shall select the JVC Venue from Singapore and Malaysia based on the overall economic advantage offered by either jurisdiction and other relevant factors as the Parties may mutually deem appropriate. Promptly after the selection of the JVC Venue, the Parties agree to amend this Agreement to (i) specify the selection of the JVC Venue, (ii) make other changes to the extent necessary or appropriate to comply with Applicable Laws of the JVC Venue, (iii) specify the face value for the Shares; (iv) modify those tax-related provisions for the purpose of minimizing each Party’s tax liabilities arising from its activities under this Agreement to the extent legally permissible; and (v) take such other actions and complete such documentation as necessary or appropriate in connection with the incorporation of the JVC in the JVC Venue.

2.2. Business Scope. The JVC’s business scope shall be the development and commercialization of JVC Products in the Territory.

2.3. Establishment. Promptly after the Effective Date, Agila shall apply for and obtain all governmental approvals, licenses and permits necessary for the incorporation of the JVC and each Party’s investment therein (collectively, the “Incorporation Permits”). Pfenex shall reasonably cooperate with Agila in such activities, including by providing all documents in its possession that are necessary or reasonably useful for Agila’s performance of such activities. Agila shall keep Pfenex informed on the status of any Incorporation Permits. Reasonably in advance of the submission of any material filings or correspondences with applicable governmental authorities with respect to any Incorporation Permits, Agila shall provide a copy of such documents to Pfenex for its review and shall incorporate any reasonable comments and suggestions provided by Pfenex with respect thereto. Agila shall make available copies of any material filings or correspondence with applicable governmental authorities with respect to any Incorporation Permits promptly after such filings or correspondences have been submitted. All costs incurred by each Party under this Section 2.3 will be reimbursed by the JVC as pre-operations expenses after the initial capital contribution of the JVC is completed.

2.4. Completion. The establishment of the JVC shall be deemed completed upon the completion of the following:

2.4.1 The incorporation of the JVC and receipt of all Incorporation Permits;

2.4.2 The issuance of Shares to each Party, in accordance with Article 3 below; and

2.4.3 The appointment of the Directors, in accordance with Article 4 below.

2.5. Obligations of the Parties. Pfenex and Agila agree to participate as shareholders of and joint venture partners in the JVC and to exercise their respective voting rights and to cause the Directors respectively nominated or appointed by them to serve on the Board or committees of the JVC to vote at Board and committee meetings and otherwise in such manner as duly to perform, effectuate and implement the terms and conditions of this Agreement and to prevent the taking by the JVC or by them or by any of them or by any Third Party of any action contrary to, or inconsistent with, the terms of this Agreement.

2.6. Corporate Name. The JVC shall be incorporated with such name as may be mutually agreed by the Parties.

2.7. Registered Office. The Parties agree that the registered office of the JVC shall initially be located at a mutually-agreed city within the JVC Venue. Any change in the location of the registered office shall be subject to the mutual agreement of the Parties.

3.	CAPITAL CONTRIBUTIONS.

3.1. Ownership. Pfenex and Agila shall each make initial capital and other contributions of rights and assets necessary to establish the JVC in accordance with this Agreement and Applicable Laws, including any applicable pricing guidelines in the JVC Venue. In consideration for such contributions, Pfenex shall be issued and own forty-nine percent (49%) of the Shares, and Agila shall be issued and own fifty-one percent (51%) of the Shares (such percentages, the Parties’ respective “Ownership Interest”).

3.2. Issuance of Shares. Promptly after the incorporation of the JVC, the Parties shall subscribe to the Shares in the manner provided in Section 3.1 and for that purpose, take all necessary steps and credit the respective Share subscription monies to an account designated by the JVC for this purpose. Upon receipt of the Share subscription monies into the designated account of the JVC, the JVC shall allot and issue the Shares to the Parties, in proportion to their Ownership Interests, and deliver to the Parties one or more original share certificates and other instruments, if any, evidencing the subscription of the aforesaid Shares. The Parties shall ensure that the JVC takes all corporate steps necessary for issuance of the Shares in the manner contemplated under Section 3.1, makes all necessary filings, pays all filing fees, stamp duty and other governmental fees, and takes all other steps required to be followed by the JVC under Applicable Laws to ensure that the Shares are validly issued and that the names of the Parties are reflected in the in the records of the JVC (including in the register of members of the JVC) as the registered owners of such Shares.

3.3. Capital Contributions. It is understood that prior to the inclusion of a JVC Product within the business scope of the JVC, the Parties will agree to a Plan and Budget (as defined in section 3.8 of the JDLA) for the development and commercialization of such JVC Product pursuant to the JDLA. Each such Plan and Budget will set forth a detailed development plan and the funding requirements for the continued development of such JVC Product during the first six (6)-month period following completion of the first Phase I Clinical Trial for such JVC Product pursuant to the JDLA, as well as a high level plan and budget to advance the applicable JVC Product through development to commercialization. Upon ratification of the Plan and Budget for a JVC Product by the Board (such date, the “Ratification Date”), each Party will contribute funding to the JVC to meet the requirements for the first six (6)-month period under such Plan and Budget in proportion to its Ownership Interest. It is understood that no development or commercialization activities (excluding the development activities conducted by the Parties pursuant to the JDLA) shall be initiated by or on behalf of the JVC prior to the ratification of a Plan and Budget for the applicable JVC Product by the Board.

3.4. Future Funding Obligations. Each Party acknowledges that upon inclusion of a JVC Product within the scope of the JVC, the JVC should be adequately funded to initiate the Plan and Budget for such JVC Product during the following six (6)-month period. Furthermore, on each six (6)-month anniversary of the Ratification Date for a JVC Product, the JVC should be adequately funded to perform its activities in the following six (6)-month period as set forth in the applicable Semi-annual Plan and Budget. In the event any additional funding is required within any such six (6)-month period, the Operations Committee shall propose an amendment to the applicable Semi-annual Plan and Budget for the Board’s approval. Upon the Board’s approval of such amendment, each Party shall contribute any additional capital required by such amended Semi-annual Plan and Budget in accordance with their respective Ownership Interests. Accordingly, each Party agrees to provide funding to the JVC in accordance with its obligations under each Plan and Budget and each Semi-annual Plan and Budget, and each Party further agrees that neither Party will be required under the terms of this Agreement to provide any further share capital, shareholder loans or other funding to the JVC unless otherwise mutually agreed by the Parties pursuant to the terms and conditions set forth in the applicable Plan and Budget or Semi-annual Plan and Budget.

4.	BOARD OF DIRECTORS

4.1. Establishment. Promptly after the incorporation of the JVC, the Parties shall establish the board of directors of the JVC (the “Board”) to manage and oversee the activities of the JVC. The Board will be composed of four (4) directors (each, a “Director”), two (2) of which shall be designated by Pfenex and two (2) of which shall be designated by Agila. The Chairman of the Board (“Chairman”) shall be a senior member from the Appointing Party who will hold the position for six (6) months. Each Party (the “Appointing Party”) will appoint the Chairman on a rotating basis, with Agila as the first Appointing Party. It is understood that the appointment of Chairman is solely for administrative purposes. The Chairman shall not have a second or casting vote or any other authority or responsibility except as expressly set forth in this Agreement. If the Chairman is not present at any meeting of the Board, the Directors present may appoint anyone of the Board members present to act as Chairman for the purposes of such meeting. Each Party shall have the right to replace any Director appointed by such Party by providing written notice to the other Party. If a seat on the Board is vacated by the retirement, removal, resignation, illness, disability or death of any Director, the Party that originally appointed such Director shall appoint a successor to serve out such Director’s term. Each Party shall be solely responsible for the salary and other compensation to the Directors appointed by such Party, including all costs and expenses incurred by such Directors in attending any Board meetings.

4.2. Board Responsibilities. The role of the Board shall be:

4.2.1 to ratify each Plan and Budget;

4.2.2 to coordinate and oversee the transfer of each JVC Product to the JVC;

4.2.3 to review and approve each Semi-annual Plan and Budget and any amendment thereto;

4.2.4 to manage and oversee the development and commercialization of each JVC Product (including manufacturing thereof), including all regulatory activities required or otherwise conducted in connection therewith;

4.2.5 to monitor each Clinical Trial conducted pursuant to a Plan and Budget or Semi-annual Plan and Budget;

4.2.6 to provide a forum for the Parties to exchange information with respect to matters pertaining to and status of the performance of each Plan and Budget and Semi-annual Plan and Budget; and

4.2.7 to perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth hereunder or otherwise agreed in writing by the Parties.

4.3. Decision-making. Each Director will be entitled to one vote on all matters presented for a vote to the Board. All decisions to be made by the Board, except in case of matters set out in Exhibit 1 of this Agreement, will require the approval of the Board by majority vote with a quorum of the Directors present. A quorum shall exist if a majority of the total number of Directors is present, which majority must include at least one (1) Director designated by Agila and one (1) Director designated by Pfenex. In the event of a deadlock on any matter, such matter will be resolved in accordance with Section 17.10.

4.4. Board Meetings.

4.4.1 Meetings of the Board shall take place in accordance with Applicable Laws. A meeting of the Board shall be held at least once in every calendar quarter and at least four meetings shall be held in every calendar year. Board meetings may be conducted physically or by such other methods as may be permitted by Applicable Laws, including by video conference or teleconference. A meeting of the Board may be called at the request of either Party through its Meeting Coordinator by giving not less than five (5) Business Days’ advance notice in writing to all other Directors unless such notice is waived by an affirmative vote of at least one Director appointed by Agila and one Director appointed by Pfenex. Every such notice of a meeting of the Board shall be given in writing to every Director at his/her usual address, or such address as may have been expressly notified by such Director to the JVC.

4.4.2 Every notice of meeting shall specify the place or method, the day and hour of the meeting and shall be accompanied by a meeting agenda and supporting documents relevant to the consideration of each matter included in such meeting agenda. Notwithstanding the foregoing, with the written approval of at least one (1) Agila Director and one (1) Pfenex Director, the Board may consider any matter which was not earlier included in the agenda for the meeting.

4.4.3 Without limiting any quorum requirement mandated by Applicable Laws, no Board meeting shall be validly held unless at least one Agila Director and one Pfenex Director are present at such meeting. Each Party shall designate one of the Directors appointed by such Party as a coordinator for the Board meetings (each, a “Meeting Coordinator”). Each Party may change its designation of its Meeting Coordinator by written notice to the other Party. The Meeting Coordinator who has called for a Board meeting on behalf of its appointing Party shall (a) coordinate and prepare the agenda and ensure the orderly conduct of such Board meeting,

(b) attend such Board meeting, and (c) prepare and issue minutes of such Board meeting within ten (10) Business Days thereafter accurately reflecting the discussions and decisions of the Board at such meeting.

4.4.4 For clarity, the first Board meeting shall be convened as soon as practicable after the Completion Date, but in any event within thirty (30) days of the Completion Date. Notwithstanding anything to the contrary, at least two (2) months in advance of the anticipated date for the first Board meeting, the Parties shall discuss and agree on a meeting agenda setting forth all subject matters to be discussed and approved by the Board during the first Board meeting.

5.	SHAREHOLDER’S MEETING.

5.1. General. An annual general meeting of the Shareholders shall be held within six (6) months following the end of each Financial Year of the JVC such that not more than fifteen (15) months should elapse, between one annual general meeting and the next annual general meeting of the Parties. The Board shall circulate the audited financial statements of the JVC for the Financial Year most recently ended prior to the date of the annual general meeting to the Shareholders at least thirty (30) days before the annual general meeting held to approve and adopt the audited financial statements. The Shareholders shall use all reasonable efforts to cause the annual general meeting of the Shareholders to be held on the same day and location as a regular meeting of the Board and each Shareholder shall authorize a Director appointed by such Shareholder, in writing prior to the applicable Shareholders’ meeting, as its representative for the Shareholder’s meeting and such representative shall be entitled to exercise all of the powers of such Shareholder on its behalf at such meeting, but shall not otherwise have or hold any economic or other ownership interest in the JVC. The Chairman shall preside as chairman of each general meeting of the Parties of the JVC. The Chairman shall call general meetings of the Shareholders of the JVC as directed by the Board and include as agenda items for meetings of the Shareholders items specified by the Board. The Shareholders may call special meetings of the Shareholders to the extent permitted by the Articles of Association of the JVC (the “Articles of Association”) and Applicable Laws.

5.2. Notice of Shareholders’ Meetings.

5.2.1 For each meeting of the Shareholders, written notice of the time and place of such meeting shall be given by or at the direction of the Chairman with at least twenty-one (21) days prior to such meeting, unless a shorter notice period is agreed to by the Shareholders in accordance with the Articles of Association.

5.2.2 Each notice of a meeting of the Shareholders shall contain, among other things, the date, time and venue of the proposed meeting of the Shareholders and also an agenda specifying, in reasonable detail, the matters to be acted upon at the relevant meeting and shall be accompanied by all appropriate supporting information. Such notice of every meeting shall be given in writing to the Shareholders at their usual address, or such address as may have been expressly notified by them to the JVC. The required notice to the Shareholders may be waived to the extent permitted by the Articles of Association and Applicable Laws.

5.2.3 No meeting of the Shareholders shall be considered to be validly constituted unless the proper notice as contemplated in this Section 5.2 has been served or waived to the extent permitted by the Articles of Association and Applicable Laws.

5.3. Location of Shareholders’ Meetings. Meetings of the Shareholders shall be held in location(s) mutually agreed by the Parties. To the extent permitted by Applicable Laws, the Shareholders may participate in any meeting of the Shareholders through the use of telephones, video conference or similar communications equipment by means of which all individuals participating in the meeting can hear and speak to each other and such participation shall constitute presence in person at the meeting.

5.4. Quorum for Shareholders’ Meetings.

5.4.1 Without limiting any quorum requirement mandated by Applicable Laws, no meeting of the Shareholders’ shall be validly held unless such meeting is attended by two (2) Shareholder representatives present in person, of which one (1) shall be a duly authorized representative or proxy of Pfenex and one (1) shall be a duly authorized representative or proxy of Agila.

5.4.2 No meeting of the Shareholders shall vote or resolve any matter which is not specified on the agenda for that meeting, unless with the prior consent of the Shareholder(s) constitute a quorum at such meeting.

5.4.3 Each Shareholder shall use all reasonable efforts to ensure the existence of a quorum at any meeting of the Shareholders duly called by the Chairman or the Shareholders.

5.4.4 The Shareholders shall have voting rights as provided .in the Articles of Association and Applicable Laws.

5.5. Shareholder Reserved Matter. The Parties agree that no action shall be taken by the Board, nor shall the Parties request or permit the taking of any action by the Board, with respect to any matters set out in Exhibit 1 of this Agreement (each, a “Shareholder Reserved Matter”) unless such Shareholder Reserved Matter has been approved by both the Shareholders.

5.6. Written Resolutions. Subject to the Articles of Association and Applicable Laws, a resolution in writing signed by or on behalf of each of the Shareholders entitled to receive notice of a meeting of Shareholders shall be as valid and effective for all purposes as a resolution of Shareholders duly passed at a general meeting of the JVC duly convened, held and constituted provided that when a Shareholder has signed a resolution by fax, the original of the signed copy shall be deposited with the JVC in its registered office or such other office as the JVC may designate for this purpose from time to time by such Shareholder as soon as possible thereafter. Any such resolution may consist of several documents, provided that each such document is signed by one or more Shareholders.

5.7. Shareholders’ Expenses. All travel, accommodation and other incidental expenses of the Shareholder representatives for attending any meeting of the Shareholders in person (including expenses incurred in travelling to and from such meetings) shall be borne by the respective Shareholders.

6.	MANAGEMENT

6.1. Operations Committee.

6.1.1 Promptly after the Completion Date, the Board shall appoint an operations committee (which will consist of an equal number of representatives from both Agila and Pfenex) to carry out the day-to-day management and operations of the JVC (the “Operations Committee”). On a JVC Product-by-JVC Product basis, the Operations Committee will prepare and update at least semi-annually a proposed plan and budget for the development and/or commercialization activities to be carried out by the JVC during the following six (6)-month period for each JVC Product (each, a “Semi-annual Plan and Budget”), which shall be consistent with the applicable Plan and Budget agreed by the Parties under section 3.9 of the JDLA and ratified by the Board, and shall submit each Semi-annual Plan and Budget to the Board for approval. Each Semi-annual Plan and Budget, as approved by the Board, shall be followed by the JVC during the following six (6)-month period.

6.1.2 The Operations Committee shall be comprised of the following subcommittees (each will consist of an equal number of representatives from both Agila and Pfenex): (a) a preclinical, clinical and regulatory subcommittee to manage and make any day-to-day decisions necessary to implement any preclinical or clinical studies and regulatory activities set forth in each Plan and Budget and Semi-annual Plan and Budget; (b) a chemistry, manufacturing, and controls (CMC) subcommittee to manage and make all day-to-day decisions necessary to implement any manufacturing-related activities set forth in each Plan and Budget and Semi-annual Plan and Budget; (c) a commercialization subcommittee to (i) propose business/commercialization strategies and priorities with respect to the JVC Products for the review and approval of the Operations Committee and (ii) manage and make all day-to-day decisions with respect to the commercialization of each JVC Product in accordance with the applicable Semi-annual Plan and Budget, and (d) an intellectual property subcommittee to develop and implement the intellectual property strategy with respect to JVC Technology and manage the prosecution, maintenance and enforcement of patents and patent applications claiming any JVC Technology (each of (a)-(d), a “Subcommittee”).

6.2. Finance Committee. The Parties will appoint a finance committee (which will consist of an equal number of representatives from both Agila and Pfenex) to (i) help the Operations Committee to establish detailed budget in each Plan and Budget and Semi-annual Plan and Budget, (ii) establish accounting systems and procedures to accurately account costs and expenses incurred and revenues generated under each Plan and Budget and Semi-annual Plan and Budget and allocate profits and losses among the JVC Products; (iii) coordinate and conduct the accounting, reporting, reconciliation and other related financial matters of the JVC, (iv) advise and provide support to the Operations Committee and the Board with respect to financial, accounting, budgeting, financial reporting, and other issues that may arise in connection with any Plan and Budget or Semi-annual Plan and Budget, or activities thereunder, (v) provide periodic updates to the Board on financial matters relating to development and commercialization activities under this Agreement, and (vi) undertake and/or approve such other matters as are specifically provided for such committee under the Agreement, or otherwise by the Board (the “Finance Committee”). Each member of the Finance Committee shall have reasonable expertise in the areas of accounting, cost allocation, budgeting, and financial reporting in the pharmaceutical industry, and at least one member from each Party shall be an individual with relevant decision-making authority such that the Finance Committee is able to effectuate all of its decisions within the scope of its activities and responsibilities.

6.3. Decision-making. Each Committee or Subcommittee shall be responsible for day-to-day implementation and operations of the activities under this Agreement for which it has or is otherwise assigned responsibility, provided that such implementation is not inconsistent with the express terms of this Agreement, the applicable Plan and Budget or Semi-annual Plan and Budget, and the decisions of the Board. Each Committee or Subcommittee shall operate by unanimous vote in all decisions, with each Party having one vote and with at least one representative from each Party participating in such vote. If, with respect to a matter that is subject to a Committee or Subcommittee’s decision-making authority, such Committee or Subcommittee cannot reach unanimity, the matter shall be referred to the Board for resolution in accordance with Section 4.3.

6.4. Costs and Expenses.

6.4.1 Each Party shall be solely responsible for the salary and other compensation to its representatives in the Operations Committee (and any Subcommittees thereof) and the Finance Committee, including all costs and expenses incurred by such representatives in attending any Committee or Subcommittee meetings.

6.4.2 All expenses arising out of any audit, tax liability or as required under the Applicable Laws shall be borne by the JVC, except if provided otherwise under this Agreement.

6.4.3 It is understood that the Parties do not anticipate that the JVC will have any employees. In the event the Shareholders approve the JVC hiring any employee(s) by the JVC pursuant to Section 5.5, then all expenses relating to salaries and other compensation payable to such employee(s) of the JVC shall be borne by the JVC and the terms of such payments shall be as set out in the applicable employment agreement or in any other document, executed between the JVC and each applicable employee.

7.	BUSINESS OPERATIONS

7.1. Manufacturing of JVC Products

7.1.1 Promptly after the Completion Date, the JVC and Agila and/or its Affiliates shall negotiate in good faith a supply agreement(s) pursuant to which Agila and/or its Affiliates will manufacture and supply each JVC Product from the [*] Facility (or such other Facility (as defined in section 1.9 of the JDLA) as the Board may agree) for development and commercialization by the JVC (the “Manufacturing Agreement(s)”). Agila shall manufacture and supply the JVC Products to the JVC in compliance with the terms and conditions of the relevant Manufacturing Agreement. The Manufacturing Agreement(s) shall include provisions that address forecasting, ordering, supply failure, product warranty, regulatory defaults and other terms and conditions, each in accordance with the reasonable and customary terms for similar arrangements in the pharmaceutical industry; provided that the supply price of JVC Products shall be subject to Section 7.1.2.

7.1.2 The Parties agree that, pursuant to the Manufacturing Agreements, (a) Agila shall manufacture and supply the JVC’s requirements of all JVC Products for conducting

Clinical Trial(s) at a transfer price equal to [*], and (b) Agila shall supply the JVC’s requirements of all JVC Products for commercial sale at a price to be mutually agreed between Agila and the JVC; provided that in no event shall such commercial supply price exceed [*] plus [*] percent (*%) (the “Supply Price”) with respect to each JVC Product. The Parties acknowledge and agree that prior to and during the term of the Manufacturing Agreement, the JVC shall solicit price quotes for each JVC Product from Acceptable Third Party Suppliers, in order to benchmark Agila’s Supply Prices to the JVC. If the Supply Price offered by Agila for such JVC Product exceeds the best price available from any such Acceptable Third Party Supplier, adjusted for short-term opportunistic offers, Agila will use its best efforts to match such price. In the event that Agila cannot match such price, Agila shall provide such assistance as is reasonably necessary to enable such Acceptable Third Party Supplier to manufacture such JVC Product for the JVC, including by providing any necessary licenses or technology transfer. All costs including regulatory costs of site transfer incurred by the Parties in connection with a transfer of manufacturing of any JVC Product from Agila to an Acceptable Third Party Supplier pursuant to this Section 7.1.2 shall be borne by the JVC.

7.1.3 The Parties acknowledge and agree that simultaneously with the entry into the Manufacturing Agreement, the JVC and Agila shall enter into a quality agreement which sets out the policies, procedures, and standards by which the JVC and Agila will coordinate and implement their operational and quality assurance activities and regulatory compliance objectives with respect to the applicable JVC Product(s) (the “Quality Agreement”).

7.1.4 The terms and conditions of the Manufacturing Agreement and the Quality Agreement and the execution thereof shall be subject to the Board’s approval.

7.1.5 The Parties acknowledge and agree that the JVC shall contemplate secondary manufacturing strategies for the JVC Products, particularly in markets where domestic manufacturing is required or as reasonably necessary to avoid any supply failure.

7.2. Other Services by Parent Companies. During the term of this Agreement, the JVC may request provision of certain services relating to the development and/or commercialization of one or more JVC Products from each Party on an as-needed basis. If the requested Party is willing to provide such requested services, then the relevant Party shall negotiate in good faith with the JVC, the applicable service agreement containing terms and conditions that are consistent with reasonable and customary terms for similar arrangements in the pharmaceutical industry; provided that the price for providing such services shall equal to the actual direct cost incurred by such Party in the performance of such services (or the provision of products or materials, as the case may be) plus the applicable taxes, or in the event actual direct cost cannot be reasonably determined, the JVC and such requested Party will agree on costs and rates to be charged plus the applicable taxes. The price charged by each Party to the JVC for the provision of services hereunder shall be reviewed annually and be adjusted as mutually agreed by the JVC and the applicable Party and in accordance with Applicable Laws.

7.3. Manufacturing Records and Audits. Agila shall maintain complete and accurate records of its manufacturing activities under the Manufacturing Agreement. Pfenex shall have the right to audit, during normal business hours upon reasonable advanced notice and not more than once per calendar year, the facilities in which Agila manufactures the JVC Products all records of

Agila’s manufacturing activities under the Manufacturing Agreement to ensure compliance with the terms of the Manufacturing Agreement and Applicable Laws. The cost of any such audit shall be borne by the JVC.

7.4. JVC Responsibilities. Except as expressly provided herein, the Parties acknowledge and agree that the JVC (itself or through contractors engaged by the JVC in accordance with the applicable Plan and Budget or Semi-annual Plan and Budget or as otherwise approved by the Board) shall be responsible for the performance of any and all development and commercialization activities with respect to each JVC Product, including:

7.4.1 developing and submitting all Regulatory Filings and obtaining and maintaining all Regulatory Approvals (including Marketing Approvals), in each case as necessary to develop and commercialize the JVC Products throughout the Territory;

7.4.2 obtaining and overseeing supply of JVC Products for Clinical Trials and commercial sales in accordance with Section 6.1;

7.4.3 overseeing Clinical Trials of JVC Products;

7.4.4 submitting annual reports and completion reports on the Clinical Trials of JVC Products to the prescribed Regulatory Authority in accordance with Applicable Laws;

7.4.5 establishing commercialization strategies for each JVC Product; and

7.4.6 selling, marketing and distributing JVC Products throughout the Territory.

7.5. Regulatory Matters. All Regulatory Filings and Regulatory Approvals (including Marketing Approvals) necessary to develop and commercialize the JVC Products throughout the Territory shall be filed and held in the name of the JVC. Each Party may participate in any scheduled meetings between the JVC and Regulatory Authorities concerning material regulatory matters relating to the JVC Products (including via conference call or videoconference), and will have the right to receive copies of all material regulatory correspondence between the JVC and Regulatory Authorities regarding the JVC Products. For clarity, the JVC shall own all the Regulatory Approvals (including Marketing Approvals), Regulatory Filings as well as all manufacturing and analytical records for the JVC Products, including all in-process and finished product records.

7.6. Cooperation. Each Party shall reasonably cooperate, at its own expense, with the JVC with respect to regulatory and legal compliance and quality control related to the development and commercialization of JVC Products, including by assisting the JVC to establish and implement, through the Operating Committee and subject to Board approval, appropriate regulatory and legal compliance and quality control policies and procedures, and by implementing any compliance and quality control policies and procedures with respect to services provided by such Party to the JVC as are reasonably necessary to enable the JVC to comply with the policies and procedures established by the Board. Each Party shall and shall cause the JVC to perform any and all activities under this Agreement in accordance with all Applicable Laws.

7.7. Operational Audits. The Parties acknowledge and agree that the JVC shall permit one or more duly authorized representative of each Party, upon reasonable advance written notice to the JVC and during regular business hours, to access and audit the JVC’s (and any contractor of JVC involved in product manufacture, research and development) operations, the records and documents relating thereto to ensure compliance with the each Plan and Budget and Semi-annual Plan and Budget and Applicable Laws (including for purposes of conducting internal audits prior to an inspection by a Regulatory Authority) in connection with the development and commercialization of the JVC Products (including manufacturing thereof). The JVC shall record, respond and address all observations of the applicable Party. Each Party shall conduct the foregoing operational audit at its own costs.

8.	FINANCE, AUDIT, DISTRIBUTIONS AND ALLOCATIONS OF PROFIT

8.1. Accounting System

8.1.1 The JVC shall adopt the internationally practiced accrual basis of accounting and the debit and credit method for book keeping, and shall, in accordance with the provisions of Applicable Laws, prepare complete, accurate and appropriate financial and accounting books and records satisfactory to the Board.

8.1.2 The accounting system and procedures to be adopted by the JVC shall be prepared by the Finance Committee, and shall be submitted to the Board for approval. If is required by Applicable Laws, then once approved by the Board, the accounting system and procedures shall be filed with the department of finance, the tax authorities or other governmental authorities having jurisdiction over the JVC.

8.1.3 The Finance Committee shall also prepare for internal reporting purposes of the Parties (i) certain financial data of the JVC (including sales, cost of sales, gross margin and operating income) on a quarterly basis and (ii) financial statements for the JVC within fifteen (15) days of the end of each calendar quarter.

8.2. Auditing. The JVC shall engage an accounting firm selected by the Board as its external auditor (the “JVC Auditor”) and to examine and verify the financial accounting books of the JVC on an annual basis. The results of the JVC Auditor’s examination shall be reported to the Board. The JVC shall submit to the Parties and to each Director the audited annual accounts within forty-five (45) days after the end of the Financial Year, together with the audit report of the JVC Auditor. In connection with the annual audit of the JVC, Agila shall provide to the JVC Auditor and the Board complete and accurate accounting records related to its performance of the manufacturing services to the JVC, which shall be prepared in accordance with the accounting principles it generally and consistently applies in its business operations. Agila further agrees to provide to the JVC Auditor and the Board a copy of all reports of any internal or external audit of Agila to the extent relating to the manufacturing services provided to the JVC. If the JVC Auditor and the Board discovers that Agila has overbilled the JVC for the manufacturing services, Agila shall reimburse the JVC such overbilled amount. In the event the overbilled amount exceeds the greater of One Hundred Thousand Dollars (U.S. $100,000) or ten percent (10%) of the total fees payable by the JVC to Agila during the period subject to such audit, then Agila shall also pay the JVC an interest at the lesser of (i) thirty (30) day U.S. dollar LIBOR rate effective for the date such overbilled amount was paid, as published by The Wall Street Journal, Internet Edition at www.wsj.com in the “Money Rates” column plus an additional two percent (2%), or (ii) the maximum rate permitted by Applicable Laws, calculated on the number of days since the JVC paid such overbilled amount. If the Parties cannot agree on whether Agila has overbilled the JVC for its manufacturing services or the overbilled amount, such dispute shall be resolved in accordance with the procedures set forth in Section 17.10. Notwithstanding the foregoing, billing differences arising out of a positive variance from standard costs assumed at the beginning of the year (as approved by the Board), and which are due to be adjusted at year end, will not be treated as overbilling even if it exceeds such [*] (U.S. $[*]) or [*] percent ([*]%).

8.3. Distribution and Allocation of Profits and Loss.

8.3.1 The JVC shall make all distributions of cash and other property to the Parties on a basis proportionate to Parties’ respective Ownership Interest.

8.3.2 Profits and losses will be allocated among the Parties in a manner consistent with their respective Ownership Interests and the requirements of Applicable Laws.

8.3.3 In the event of any liquidation, dissolution or winding up of the JVC, any distribution of cash or other property shall be made in accordance with the foregoing distribution provisions, after satisfaction of the debts and liabilities of the JVC and reservation of funds for the liquidation on an Ownership Interest basis.

9.	SHARE TRANSFER

9.1. No Transfer. Neither Party may transfer its Shares in the JVC to any Person other than a wholly owned subsidiary of such Party, without the consent of the other Party; provided that each Party may transfer its Shares in the JVC in accordance with Section 9.2 below, or in connection with an assignment of this Agreement in accordance with Section 17.2, or otherwise to the other Party as set forth in Article 14. Any transfer or attempt to transfer Shares in violation of the foregoing shall be null and void ab initio, and the JVC shall (i) not register any such transfer of Shares; or (ii) cancel or rectify such transfer of Shares; or (iii) reject and reverse such erroneous transfer of Shares made or attempted, suo motu, without necessity of a Board decision and may institute proceedings for this purpose if required by Applicable Laws (as the case may be). In such circumstances, any transferee of Shares shall not be entitled to any rights under this Agreement.

9.2. Right of First Refusal and Tag-Along Right.

9.2.1 Subject to this Section 9.2, if either Party (“Disposing Shareholder”) proposes to transfer all or part of its Shares in the JVC to a Third Party (“Proposed Transferee”), the other Party (“Non-Disposing Shareholder”) shall have (i) a right of first refusal to purchase the Shares proposed to be transferred by the Disposing Shareholder (“Right of First Refusal”) or (ii) a right to tag along with the Disposing Shareholder in selling Shares to such Proposed Transferee (“Tag-Along Right”), each to be exercised in the manner set out below.

9.2.2 The Disposing Shareholder shall send a written notice (the “Offer Notice”) to the Non-Disposing Shareholder, which notice shall state (i) the number of Shares proposed to be transferred (the “Offered Shares”); (ii) the proposed consideration for the transfer (“Offer Price”);

(iii) the name and address of the Proposed Transferee and the name and address of the beneficial owner(s) of the Proposed Transferee; and (iv) all other material terms and conditions subject to which the Offered Shares are proposed to be transferred.

9.2.3 Within a period of five (5) Business Days’ from the receipt of the Offer Notice (the “Acceptance Period”), the Non-Disposing Shareholders shall have the right to (i) exercise its Right of First Refusal to purchase all (but not less than all) of the Offered Shares at the Offer Price in accordance with Section 9.2.4 below by providing a written notice of its election to exercise its Right of First Refusal (the “Acceptance Notice”) to the Disposing Shareholder, or (ii) exercise its Tag-Along Right in accordance with Section 9.2.5 below through the delivery of a written notice of its election to exercise its Tag-Along Right (the “Tag-Along Notice”) to the Disposing Shareholder, which shall state the number and description of Shares that the Non-Disposing Shareholder wishes to sell to the Proposed Transferee at the Offer Price (“Offered Tag Shares”).

9.2.4 In the event that the Non-Disposing Shareholder provides the Acceptance Notice within the Acceptance Period, it shall have the right and obligation to purchase the Offered Shares at the Offer Price and it shall complete such purchase within a period of sixty (60) days from the date of Acceptance Notice. In the event the Non-Disposing Shareholder does not complete the transaction (including payment of consideration) within such sixty (60) day period, the Disposing Shareholder shall be free to sell the outstanding Offered Shares to the Proposed Transferee or any other Third Party which is not developing, manufacturing or commercializing, directly or indirectly, any product that directly competes with any JVC Product or Collaboration Product at a price not being less than the Offer Price within a period of one hundred and eighty (180) days from the expiry of the Acceptance Period. If the Offered Shares described in the Offer Notice are not transferred to any Third Party in accordance with this Section 9.2.4 within such one hundred and eighty (180) day period, the Offered Shares shall again be subject to all transfer restrictions as contained in this Article 9, and any new transfer will have to comply with this Section 9.2 (as applicable) before any Offered Shares held by the Disposing Shareholder may be transferred.

9.2.5 In the event that the Non-Disposing Shareholder provides the Tag-Along Notice within the Acceptance Period, the Disposing Shareholder will promptly notify the Proposed Transferee that the Non-Disposing Shareholder’s intent to sell Offered Tag Shares to the Proposed Transferee at the Offer Price and the other terms and conditions described in the Offer Notice. In the event the Proposed Transferee agrees to purchase Offered Tag Shares from the Non-Disposing Shareholder in addition to the Offered Shares from the Disposing Shareholder, the Disposing Shareholder shall promptly deliver to the Non-Disposing Shareholder a notice setting forth the delivery instructions and procedures required to effectuate the transfer of the Offered Tag Shares. In the event the Proposed Transferee does not agree to purchase any or all of the Offered Tag Shares, then each Party has the right to sell up to the percentage of the total Shares that such Proposed Transferee is willing to purchase in proportion to its Ownership Interest in the JVC. The Disposing Shareholder shall ensure that the Proposed Transferee or its nominee(s) purchase the applicable number of Offered Tag Shares from the Non-Disposing Shareholder at the same price and same terms and conditions offered to the Disposing Shareholder. If the Proposed Transferee or its nominee(s) does not complete the purchase of Offered Tag Shares as provided in this Section 9.2.5, then the Disposing Shareholder shall not transfer any of its Shares to the Proposed Transferee.

9.2.6 In the event that the Non-Disposing Shareholder provides neither Acceptance Notice nor Tag-Along Notice during the Acceptance Period, the Disposing Shareholder shall be entitled to sell and transfer any or all the Offered Shares to the Proposed Transferee mentioned in the Offer Notice or any Third Party which is not developing, manufacturing or commercializing, directly or indirectly, any product that directly competes with any JVC Product or Collaboration Product on the terms and conditions substantially similar to those set out in the Offer Notice. If completion of such sale and transfer of Offered Shares does not take place within a period of one hundred and eighty (180) days following the expiry of the Acceptance Period, the Disposing Shareholder’s right to sell the Offered Shares shall lapse and the provisions of this Section 9.2 shall once again apply to the Disposing Shareholder’s Offered Shares.

9.2.7 The Parties acknowledge and agree any Third Party who has purchased any Shares under this Section 9.2 shall execute and deliver to each Party a Deed of Adherence in the form set forth in Exhibit 2 hereto.

10.	RESTRICTIVE COVENANTS

10.1. Non-Compete. During the Term, each Party agrees that, except for its obligations hereunder, neither it nor any of its Affiliates shall develop, manufacture, supply or commercialize any JVC Product, or assist any Third Party to perform any such activities with respect to any JVC Product. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 10.1 shall prohibit any Acquiring Entity from continuing, furthering or performing (i) any activities in which it was engaged prior to the effective date of the applicable transaction, pursuant to which the Acquiring Entity merges or consolidates with or acquires a Party, or a Party transfers to such Acquiring Entity all or substantially all of its assets to which this Agreement pertains, or (ii) any activities relating to products developed by such Acquiring Entity (or any Third Party) independent of (and without accessing or practicing) subject matter within the Pfenex Background Technology (in the case of an Acquiring Entity of Pfenex), the Agila Background Technology (in the case of an Acquiring Entity of Agila), or any JVC Technology.

10.2. Non-solicitation. It is agreed that neither Party nor any of their Affiliates shall approach, solicit or otherwise endeavour to entice away from the JVC any of its employees, agents, directors, consultant or advisor, or any of the employees seconded by the other Party as a result of or under the terms of this Agreement, whether or not such Person would commit a breach of contract of employment by leaving his employment.

11.	INTELLECTUAL PROPERTY

11.1. Background Technology. Except for the limited licenses granted under Section 11.2 below, as between the Parties, each Party retains full right, title and interest in and to its respective Background Technology.

11.2. License Grant

11.2.1 License Grant by Pfenex. Pfenex hereby grants to JVC an exclusive (with respect to the JVC Products), non-transferable, worldwide, fully-paid up, royalty-free license under Pfenex’s Background Technology, together with all intellectual property rights therein, solely to the extent necessary for JVC to develop and commercialize the JVC Products in accordance with this Agreement.

11.2.2 License Grant by Agila. Agila hereby grants to JVC an exclusive (with respect to the JVC Products), non-transferable, worldwide, fully-paid up, royalty-free license under Agila’s Background Technology, together with all intellectual property rights therein, solely to the extent necessary for JVC to develop and commercialize the JVC Products in accordance with this Agreement.

11.2.3 No Other Right. All rights and licenses granted under this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the JVC or the other Party.

11.3. JVC Technology. All right, title and interest to inventions and other subject matter (together with all intellectual property rights therein) conceived or created or first reduced to practice by or on behalf of the JVC under this Agreement and all Collaboration Technology assigned to JVC pursuant to section 10.6 of the JDLA (collectively, “JVC Technology”) shall be owned by JVC; provided that JVC Technology shall exclude all Pfenex Improvements, which will be the sole and exclusive property of Pfenex. To the extent permitted by Applicable Laws, each Party shall cause the JVC to assign to Pfenex all Pfenex Improvements and take such other reasonable actions at Pfenex’ request and expense to effectuate such assignment. As used herein, “Pfenex Improvements” means: all modifications and improvements to any Pfenex Expression Technology or Pfenex Materials and Deliverables and all inventions claiming the use of Pfenex Expression Technology that are not solely applicable to any JVC Product and all intellectual property rights pertaining to the foregoing. Prosecution, maintenance, and enforcement costs and control of all patents and patent applications within the JVC Technology will be conducted by the JVC.

11.4. Branding Trademarks. The JVC, through the Operations Committee, shall determine the appropriate trademark and trade name for each JVC Product. The Parties shall cause the JVC to follow all Applicable Laws and best practices regarding marking and usage of any trademark rights and domain names to protect the goodwill of the JVC. To the extent necessary or desirable for the development or commercialization of any JVC Product and consistent with Applicable Laws and industry standards for the applicable territory as determined by the Operations Committee and subject to Board’s approval, a Party’s trademark or trade name may be included in the trademark or trade name of any JVC Product in accordance with Applicable Laws and industry standards for the applicable territory, in which event such Party will grant the JVC a license to use such trademark or trade name (including name, logo or similar marks) of such Party solely for the development or commercialization of the applicable JVC Product in the applicable territory subject to terms and conditions mutually agreed between such Party and the JVC; provided, that if either Party ceases to be a Party of the JVC, unless otherwise provided for in a separate agreement, the JVC shall no longer be permitted to use such Party’s trademark or trade name (including name, logo or similar marks) in connection with the activities of the JVC.

11.5. Cooperation. The Parties shall at all times fully cooperate in order to reasonably implement the provisions of this Article 11. Such cooperation may include the execution of necessary legal documents, coordinating prosecution to avoid and/or mitigate any patentability issues, and the provision of any other assistance reasonably requested by the other Party or the JVC at such other Party’s or the JVC’s expenses, as applicable. Without limiting the foregoing, promptly after the Completion Date, each Party shall enter into a written agreement with the JVC to reflect the grant of licenses with respect to any Background Technology (including any trade mark license contemplated under Section 11.4) and assignment of intellectual property rights with respect to any Collaboration Technology or JVC Technology in consistence with section 10.6 of the JDLA and this Article 11.

12.	CONFIDENTIALITY

12.1. Confidential Information. The Parties may from time to time disclose to each other Confidential Information pursuant to this Agreement or otherwise in connection with the JVC. “Confidential Information” means any information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) hereto, which (i) if disclosed in tangible form is marked “confidential” or with other similar designation to indicate its confidential or proprietary nature, (ii) if disclosed orally, is identified as confidential or proprietary by the Party disclosing such information at the time of its initial disclosure and is confirmed in writing as confidential or proprietary by the Disclosing Party within forty five (45) days after such initial disclosure, or (iii) is reasonably expected to be treated in a confidential manner based on the nature of such information and the circumstances of its disclosure. Without limiting the foregoing, the terms of this Agreement and all non-public information relating to the business or technology of the JVC (including information relating to the development and/or commercialization of any JVC Product) shall be deemed Confidential Information of both Parties. Notwithstanding the foregoing or anything herein to the contrary, the obligations of the Receiving Party under this Agreement shall not apply to any information that, in each case as demonstrated by written documentation: (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by the Disclosing Party; or (e) was independently developed by the Receiving Party without use of or reference to any Confidential Information of the Disclosing Party.

12.2. Confidentiality. During the Term and for a period of five (5) years thereafter, each Party agrees to hold and maintain in strict confidence all Confidential Information of the other Party and neither Party shall use any Confidential Information of the other Party for any purpose except as permitted under this Agreement. Each Party further agrees not to disclose any Confidential Information of the other Party except to those employees and consultants who have a need to know and provided that each person to whom Confidential Information is disclosed agrees to be bound by terms regarding the disclosure and use of Confidential Information no less restrictive than those set forth in this Article 12.

12.3. Permitted disclosure. Each Party may use and disclose Confidential Information of the other Party as follows: (i) under appropriate confidentiality obligations substantially equivalent to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted to such Party in this Agreement, (ii) to the extent such disclosure is reasonably necessary in filing for, prosecuting or maintenance of patents and other intellectual property rights (including applications therefor) in accordance with this Agreement, prosecuting or defending litigation, complying with applicable governmental regulations, filing for, conducting preclinical or clinical trials, obtaining and maintaining regulatory approvals, or otherwise required by Applicable Laws or the rules of a recognized stock exchange; provided, however, that if a Party is required by Applicable Laws or rules of stock exchange to make any such disclosure of the other Party’s Confidential Information it shall, to the extent legally permissible and practicable, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, shall use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed or limit the scope of the compelled disclosure (iii) in communication with existing and potential investors, collaborators, consultants, advisors (including financial advisors, lawyers and accountants) and others on a need to know basis, in each case under appropriate confidentiality obligations substantially equivalent to those of this Agreement.

12.4. Publicity Review.

12.4.1 General. Unless required by Applicable Laws, neither Party shall make any public disclosure in relation to this Agreement or any JVC Product without the prior written consent of the other Party. Without limiting the foregoing, each Party shall use good faith efforts to provide any disclosure required by Applicable Laws at least five (5) Business Days prior to such disclosure (to the extent practicable) for the other Party’s review and comment. Notwithstanding the foregoing, it is understood that the Parties will issue a joint press release to announce the execution of the JDLA and this Agreement as provided in section 9.4.1 of the JDLA. After the issuance of such public release, each Party may disclose to Third Parties the information contained in such press release without the need for further approval by the other Party.

12.4.2 Use of Names. Neither Party shall utilize the name or trademarks of the other Party or the JVC without the other Party’s prior written consent, provided that such use or disclosure shall be permitted if required by Applicable Laws and the Party making such use or disclosure consults with the other Party to the extent practicable not less than thirty (30) days prior to the use or disclosure.

13.	REPRESENTATIONS AND WARRANTIES

13.1. Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (a) as of the Effective Date, it has the power and authority to enter into this Agreement and to perform its obligations hereunder and to grant to the other Party the rights granted to such other Party under this Agreement; (b) as of the Effective Date, it has obtained all necessary corporate and other approvals to enter into and execute this Agreement; (c) it is not, as of the Effective Date, a party to, nor will it enter into or assume during the Term, any contract or other obligation with a Third Party that would in any way limit the performance of its obligations under this Agreement; (d) this Agreement will, when executed, constitute valid and binding obligations on the Parties; and (e) entry into and performance by it of this Agreement will not (i) breach any provision of its bylaws or equivalent constitutional documents; or (ii) result in a breach of any Applicable Laws in its jurisdiction of incorporation or of any order, decree or judgment of any court or any Regulatory Authority, where any such breach would affect to a material extent its ability to enter into or perform its obligations under this Agreement.

13.2. No Debarment. Each Party further represents and warrants that neither it, nor any of its Affiliates, nor any of their respective employees or contractors involved in the performance of this Agreement have been “debarred” by the FDA pursuant to 21 U.S.C. § 335a or subject to a similar sanction from any Regulatory Authority in any other jurisdiction, nor have debarment or similar proceedings against such Party, any of its Affiliates, or any of their respective employees or contractors involved in the performance of this Agreement been commenced. Each Party will promptly notify the other Party in writing if any such proceedings are commenced or if such Party, any of its Affiliates, or any of their respective employees or contractors involved in the performance of this Agreement are debarred or similarly sanctioned by any Regulatory Authority.

13.3. GMP Facility. Agila represents and warrants that prior to the Completion Date it will complete the construction and qualification of the [*] Facility (as defined in section 1.9 of the JDLA) with the capacity to supply all then-existing JVC Products in accordance with GMP and other Applicable Laws. It is understood that Agila’s failure to complete the construction and qualification of the [*] Facility with adequate capacity prior to the Completion Date will not be deemed a breach of this Agreement if: (i) Agila has used all reasonable efforts to achieve such goal and the delay is caused by circumstances beyond Agila’s reasonable control, and (ii) prior to completing the construction and qualification of the [*] Facility with adequate capacity, Agila will supply JVC’s requirements of all the JVC Products (including both clinical supply and commercial supply) in accordance with GMP and other Applicable Laws through any Affiliate(s) of Agila or any Acceptable Third Party Supplier(s) at the Interim Transfer Price. For purposes of the foregoing, the “Interim Transfer Price” shall mean [*] percent ([*]%) less than the average price quoted for the supply of the applicable JVC Product(s) quoted by three (3) independent Third Party manufacturers of international repute and having capabilities, to manufacture and supply such JVC Product(s) in accordance with GMP and other Applicable Laws (which Third Party manufacturers are chosen by the Board).

13.4. Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MAI’L’ER HEREOF AND EACH PARTY EXPRESSLY DISCLAIMS ANY SUCH ADDITIONAL WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

13.5. Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE15.

14.	TERM AND TERMINATION

14.1. Term. Unless otherwise terminated earlier pursuant to this Article 14, the term (“Term”) of this Agreement shall commence as of the Effective Date and shall remain in force and effect so long as there is at least one JVC Product under development or commercialization by the JVC under this Agreement, unless earlier terminated by a Party in accordance with this Agreement.

14.2. Termination for Failure to Launch. In the event the JVC fails to initiate the first commercial sale of any JVC Product under a Marketing Approval in the Territory within the timeframe set forth in the applicable Plan and Budget, either Party may terminate this Agreement with respect to such JVC Product by immediate written notice to the other Party. For clarity, such termination shall not affect any other JVC Product under this Agreement. It is understood that the first commercial sale of the first JVC Product under a Marketing Approval in the Territory shall occur within five (5) years after the Effective Date.

14.3. Termination for Convenience.

14.3.1 Offer. Beginning on the fifth anniversary of the Effective Date, a Party (the “Offering Party”) may offer to sell its entire equity interest in the registered capital of the JVC to the other Party (the “Offered Party”) by providing a written proposal referencing this Section 14.3 and setting forth in reasonable detail the financial terms and other terms and conditions of such sale, each in accordance with Applicable Laws (the “Offer”). To the extent required by Applicable Laws, the Offering Party shall obtain a valuation of the JVC pursuant to Section 14.5 at the Offering Party’s expense and propose the financial terms of the Offer based on such valuation. Within six (6) months of receiving such Offer, the Offered Party shall elect, by written notice to the Offering Party (“Notice of Election”), to either:

(a) accept the Offering Party’s offer to purchase the Offering Party’s entire equity interest in the registered capital of the JVC, in which event the Offered Party shall be bound to purchase, and the Offering Party shall be bound to sell, the Offering Party’s entire equity interest in the JVC pursuant to the terms and conditions (including financial terms) set forth in the Offer, or

(b) sell to the Offering Party the Offered Party’s entire equity interest in the registered capital of the JVC, in which event the Offering Party shall be bound to purchase, and the Offered Party shall be bound to sell, the Offered Party’s entire equity interest in the JVC pursuant to the terms and conditions (including financial terms) Set forth in the Offer, provided that the financial terms shall be adjusted based on the ratio of the Ownership Interest of the Offering Party and Offered Party. By way of example, if Pfenex offers to sell its entire equity interest in the JVC to Agila for [*] U.S. Dollars ([*]), Agila may elect to sell its entire equity interest in the JVC to Pfenex for [*] U.S. Dollars ([*]).

14.3.2 Completion of Purchase. The Parties shall in good faith complete the transaction contemplated under Section 14.3.1 as soon as practicable, but in no event later than six (6) months after the delivery of the Offered Party’s Notice of Election. The purchasing Party (the Offering Party or the Offered Party, as the case may be) shall pay the purchase price pursuant to the payment schedule set forth in the Offer (adjusted based on the ratio of the Ownership Interest if the Offered Party is the purchasing Party), and the other Party shall transfer all right, title and interest to such purchasing Party certificates representing all such equity interest in the JVC, free and clear of any liens, claims, charges or encumbrances duly endorsed for transfer and together with all necessary transfer documents (provided that the issuing Party may retain a security interest in the transferred shares until the shares are fully paid in accordance with the Offer).

14.4. Termination for Event of Default. Each Party shall have the right to terminate this Agreement in the event that the other Party experiences an Event of Default, upon providing written notice of its intent to terminate referencing this Section 14.4 to the other Party.

14.4.1 Event of Default. An “Event of Default” shall occur if (a) a Party breaches or fails to perform in any material respect any material obligation under this Agreement and at the end of the Cure Period therefor such breach or failure remains uncured, or (b) a Party (i) files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within ninety (90) days of its filing, or (iii) makes an assignment of substantially all of its assets for the benefit of its creditors (in each case of (a) or (b), such Party, the “Defaulting Party”). Without limiting the foregoing, the Parties acknowledge and agree that any material breach by Agila of the Manufacturing Agreement shall constitute an Event of Default by Agila under this Agreement.

14.4.2 Cure Period. Upon a Defaulting Party’s breach or failure to perform an obligation under this Agreement, the other Party (the “Non-Defaulting Party”) shall have the right to deliver to the Defaulting Party a notice of default (a “Notice of Default”). The Notice of Default shall set forth the nature of the Defaulting Party’s breach or failure of performance under this Agreement and a request for the Defaulting Party to cure such breach or failure within the Cure Period. If the Defaulting Party fails to cure the breach or failure within the Cure Period, the Non-Defaulting Party shall be entitled to exercise its Call Option as set forth in Section 14.4.3 or Put Option as set forth in Section 14.4.4. For purposes hereof, “Cure Period” means a period commencing on the date that the Notice of Default is provided by the Non-Defaulting Party and ending (a) thirty (30) days after Notice of Default is so provided, or (b) in the case of any obligation (other than an obligation to pay money) which cannot reasonably be cured within such thirty (30) day period, such longer period not to exceed one hundred twenty (120) days after the Notice of Default is so provided as is necessary to effect a cure of the Event of Default, so long as the Defaulting Party diligently attempts to effect a cure throughout such period.

14.4.3 Call Option. Upon the occurrence of an Event of Default, the Non-Defaulting Party shall have an option to purchase the Defaulting Party’s entire equity interest in the registered capital of the JVC (the “Call Option”), and if the Non-Defaulting Party decides to exercise such Call Option at its own discretion by providing written notice to the Defaulting Party, the Defaulting Party must agree to sell all its equity interest in the JVC (the “Call Option Sold Equity”) to the Non-Defaulting Party (or its designated party) at a value determined pursuant to this Section 14.4.3 and shall cause its appointed Directors to vote in favor of the sale.

(a) If the Non-Defaulting Party decides to exercise its Call Option, it shall, by written notice (the “Call Option Exercise Notice”), propose to the Defaulting Party a price that in the Non-Defaulting Party’s reasonable opinion is the fair market value of the Call Option Sold Equity (the “Call Option Purchase Price”). If the Defaulting Party does not agree or does not reply within ten (10) Business Days of the Call Option Exercise Notice or it is otherwise required by Applicable Laws to obtain an outside valuation of the fair market value of the Call Option Sold Equity, the Parties shall commence an outside process for determining the Call Option Purchase Price in accordance with Section 14.5, at the Defaulting Party’s expense.

(b) Upon the receipt of the Purchase Price Certificate (as defined below) issued in accordance with Section 14.5, the Non-Defaulting Party shall be bound (subject to any necessary approvals of its shareholders in a general meeting and any regulatory approvals) to buy and the Defaulting Party shall be bound to sell the Call Option Sold Equity at [*] ([*]%) of the Valuation Price set out in the Purchase Price Certificate as issued in accordance with Section 14.5.

14.4.4 Put Option. Upon the occurrence of an Event of Default ,the Non-Defaulting Party shall have an option (“Put Option”) to sell to the Defaulting Party the Non-Defaulting Party’s entire equity interest in the registered capital of the JVC (“Put Option Sold Equity”), and if the Non-Defaulting Party decides to exercise its option at its own discretion by providing written notice to the Defaulting Party, the Defaulting Party must agree to purchase the Put Option Sold Equity at a value determined pursuant to this Section 14.4.4, and shall cause its appointed Directors to vote in favor of the sale.

(a) If the Non-Defaulting Party decides to exercise its Put Option, it shall, by Written notice (the “Put Option Exercise Notice”), propose to the Defaulting Party a price that in the Non-Defaulting Party’s reasonable opinion is the fair market value of the Put Option Sold Equity (the “Put Option Purchase Price”). If the Defaulting Party does not agree or does not reply within ten (10) Business Days of the Put Option Exercise Notice or it is otherwise required by Applicable Laws to obtain an outside valuation of the fair market value of the Put Option Sold Equity, the Parties shall commence an outside process for determining the Put Option Purchase Price in accordance with Section 14.5, at the Defaulting Party’s expense.

(b) Upon receipt by the Parties of the Purchase Price Certificate issued in accordance with Section 14.5, the Non-Defaulting Party shall be bound to sell, and the Defaulting Party shall be bound to purchase the Put Option Sold Equity at [*] percent ([*]%) of the Valuation Price set out in the Purchase Price Certificate issued in accordance with Section 14.5.

14.5. Valuation and Procedure. Where a valuation is required to be carried out under this Agreement to determine the fair market value of any and all part of the equity interests of any Party in the JVC to be transferred under this Agreement, the Parties shall, and shall cause the JVC, to comply with the following provisions:

14.5.1 Within ten (10) Business Days upon a Party’s receipt of a written notice from the other Party to initiate a valuation pursuant to this Agreement; the Parties shall negotiate in good faith and select and retain an internationally recognized investment bank with relevant experience in the business of valuation of pharmaceutical business which is qualified under Applicable Laws (the “Appraiser”) to conduct a valuation of the fair market value of the relevant equity interest of the JVC in accordance with this Section 14.5 (the “Valuation Price”) and deliver its valuation report to the Parties within 30 days after its appointment. In its determination of the Valuation Price, the Appraisers shall, based on the purpose of the valuation, value the equity interest by applying internationally accepted actuarial methods for calculating the fair market value of the equity interest in a pharmaceutical company.

14.5.2 The Valuation Price as determined above shall be final and binding upon the Parties, and such Valuation Price shall be certified by the Appraiser (the “Purchase Price Certificate”). Each Party shall equally bear the fees and costs arising from such valuation (including the Appraiser’s fees).

14.6. Cross-termination. In the event the JDLA is terminated (not expired) pursuant to its terms prior to the Completion Date or the Ratification Date for the first JVC Product, this Agreement shall terminate automatically.

14.7. JVC Successor. In the event this Agreement is terminated under Section 14.3 or Section 14.4 (and the Non-Defaulting Party has exercised the Call Option or Put Option) or the JVC is otherwise sold to a Third Party, the Parties shall fully cooperate with each other to facilitate a smooth, orderly and prompt transition of the development, manufacturing and/or commercialization of the JVC Products to the Party purchasing the JVC or the Third Party purchasing the JVC (the “JVC Successor”), at the JVC Successor’s expense. In connection therewith, each Party shall grant the JVC Successor a license to such Party’s Background Technology and all intellectual property rights therein to the extent necessary for the JVC Successor to continue developing, manufacturing and commercializing the JVC Products in the same manner as the JVC would perform such activities under this Agreement.

14.8. Survival. Any termination or expiration of this Agreement shall be without prejudice to the accrued rights and obligations of the Parties. The provisions of Articles 1, 12, 14, 16 and 17 and Sections 8.2, 11.3, 11.4, 11.5, 13.4, 13.5 and 15.2 shall survive such termination.

15.	CONFLICTS

15.1. Articles of Association. All the provisions of this Agreement, to the extent relevant, shall be incorporated into the Articles of Association upon incorporation. Save to the extent prohibited by Applicable Laws, in the event of any inconsistency between the Articles of Association and the terms of this Agreement (on the other), the provisions of this Agreement shall prevail insofar as the contractual relationship between the Parties is concerned. The Parties further agree and undertake that in the event any inconsistency or ambiguity is discovered at any point of time in future between the Articles of Association and this Agreement, they shall endeavor, by exercising all voting and other rights and powers available to them, whether directly or indirectly, to remove the same by carrying out necessary amendment, modification and alteration in the Articles of Association thereby bringing the Articles of Association in conformity with this Agreement.

15.2. Applicable Laws. All the provisions of this Agreement would be subject to provisions of the Applicable Laws, if any, and to the extent applicable, and the Parties agree to take all such steps and make all changes hereto necessary to carry out the intention of the Parties as stated herein above in accordance with the Applicable Laws.

16.	INDEMNIFICATION

16.1. Pfenex. Pfenex shall indemnify, defend and hold harmless Agila, its directors, officers, employees, agents, successors and assigns from and against any liabilities, expenses or costs (including reasonable attorneys’ fees and court costs) (collectively “Losses”) arising out of any claim, complaint, suit, proceeding or cause of action against any of them by a Third Party resulting from: (a) the negligent or intentionally wrongful acts or omissions of Pfenex or its Affiliates or (b) any breach by Pfenex of its representations, warranties and covenants under this Agreement; in each case, subject to the requirements set forth in Section 16.4 below. Notwithstanding the foregoing, Pfenex shall have no obligations under this Section 16.1 for any liabilities, expenses or costs arising out of or relating to claims to the extent covered under Section 16.2 below.

16.2. Agila. Agila shall indemnify, defend and hold harmless Pfenex, its directors, officers, employees, agents, successors and assigns from and against all Losses arising out of any claim, complaint, suit, proceeding or cause of action against any of them by a Third Party resulting from: (a) the negligent or intentionally wrongful acts or omissions of Agila or its Affiliates or (b) any breach by Agila of any of its representations, warranties and covenants under this Agreement; in each case, subject to the requirements set forth in Section 16.4 below. Notwithstanding the foregoing, Agila shall have no obligations under this Section 16.2 for any liabilities, expenses or costs arising out of or relating to claims to the extent covered under Section 16.1 above.

16.3. Other Liabilities. Agila and Pfenex shall share at 51:49 ratio all Losses incurred by either Party, its directors, officers, employees, agents, successors and assigns arising out of any claim, complaint, suit, proceeding or cause of action against either Party by a Third Party resulting from (i) any activities conducted by or on behalf of either Party under this Agreement or (ii) any activities conducted by or on behalf of the JVC under this Agreement; except to the extent such Losses resulting from: (a) the negligent or intentionally wrongful acts or omissions of either Party or its Affiliates or (b) any breach by either Party of any of its representations, warranties and covenants under this Agreement.

16.4. Indemnification Procedure. Any Party seeking indemnification under this Article 16 (the “Indemnitee”) shall: (a) promptly notify the indemnifying Party (the “Indemnitor”) of such claim; (b) provide the Indemnitor sole control over the defense or settlement thereof; and (c) at the Indemnitor’s request and expense, provide full information and reasonable assistance to Indemnitor with respect to such claims. Without limiting the foregoing, with respect to claims brought under Section 16.1 or 16.2 above, the Indemnitee, at its own expense, shall have the right to participate with counsel of its own choosing in the defense or settlement of any such claim. The indemnification under this Article 16 shall not apply to amounts paid in settlement of any claim if such settlement is effected without the consent of the Indemnitor.

16.5. Insurance.

16.5.1 The Parties acknowledge and agree that the JVC shall maintain product liability insurance, Clinical Trial Insurance, commercial general liability insurance and other relevant Third Party insurance coverage at conditions reasonable and customary for the local market in order to protect the JVC, its Directors, and management team. The types of coverage, the value and the term of insurance for the JVC shall be discussed and decided by the Board in accordance with Applicable Laws and applicable industry standards.

16.5.2 Each Party will procure and maintain, at its own expense, insurance, with a financially sound and reputable insurer, reasonably sufficient to cover such Party’s activities and obligations under this Agreement with minimum coverage amounts customary for the activities of such Party hereunder in the jurisdiction(s) where such activities are performed. Each Party will furnish at the request of the other Party a certificate(s) reflecting relevant insurance coverage and limits. Each Party will name the other as an additional insured on the policies for the coverage required herein.

17.	GENERAL PROVISIONS

17.1. Affiliates. Each Party may perform any obligations and exercise any rights hereunder through any of its Affiliates subject to such Party intimating to the other Party the identity of the Affiliate and providing documents evidencing that the Person is an Affiliate of the Party. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

17.2. Assignment. Each Party agrees that its rights and obligations under this Agreement may not be assigned or otherwise transferred to a Third Party without the prior written consent of the other Party hereto. Notwithstanding the foregoing, either Party may transfer or assign its rights and obligations under this Agreement to (a) an Affiliate, subject to the prior notice to the other Party and the assigning Party remaining responsible for such Affiliate’s performance or (b) a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise, without the prior written consent of the other Party; provided that such assignee or transferee has agreed to be bound by the terms and conditions of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and assigns.

17.3. Severability. If any clause, provision, or Section of this Agreement attached hereto, shall, for any reason, be held illegal, invalid or unenforceable, the Parties shall negotiate in good faith and in accordance with reasonable standards of fair dealing, a valid, legal, and enforceable substitute provision or provisions that most nearly reflect the original intent of the Parties under this Agreement in a manner that is commensurate in magnitude and degree with the changes arising as a result of any such substitute provision or provisions. All other provisions in this Agreement shall remain in full force and effect and shall be construed in order to carry out the original intent of the Parties as nearly as possible (consistent with the necessary reallocation of benefits) and as if such invalid, illegal, or unenforceable provision had never been contained herein.

17.4. Merger of Understandings; Amendment. This Agreement (including the Exhibits attached hereto) and the JDLA as referenced herein constitute the entire agreement between the Parties regarding the subject matter hereof, and all prior negotiations and understandings between the Parties (except for the JDLA as referenced herein) regarding the subject matter hereof are deemed to be merged into this Agreement. No agreement or understanding varying or extending this Agreement or waiver of any right hereunder shall be binding upon either Party hereto, unless set forth in a writing which specifically refers to the Agreement signed by duly authorized officers or representatives of the respective Parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.

17.5. Waiver. Any waiver of the terms and conditions hereof must be explicitly in writing and executed by a duly authorized officer of the Party waiving compliance. The waiver by either of the Parties of any breach of any provision hereof by the other shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same.

17.6. Notices. Any notice, report or other communication required or permitted to be given by either Party under this Agreement shall be given in writing and may be delivered by hand, reputable international 3- or 4-day courier service or by mailing, if mailed by registered or certified mail, postage prepaid and return receipt requested (or the international equivalent), or by email or fax (with printed confirmation of transmission and with confirmation copy forwarded by reputable international 3- or 4-day courier service), addressed to each Party as follows. Such information may be updated by a Party upon written notice to the other Party. A notice shall be deemed delivered upon receipt, unless the notice is received on a day other than a Business Day in the jurisdiction of the recipient or after 5:30 p.m. at the location of delivery, in which case delivery shall be deemed to be the next Business Day after receipt (as determined in the jurisdiction of recipient).

For Pfenex:	Pfenex Inc.
10790 Roselle Street
San Diego, CA 92121
Attn: Patrick Lucy
Fax: +1 978 887-4972
Email: PKL@Pfenex.com

For Agila:	Agila Biotech Private Limited
Strides House, Bilekehalli
Bannerghatta Road
Bangalore-560076
Attention: Legal Department
Fax: 080 67840800
Email: legal@stridesarco.com

17.7. Force Majeure. Neither of the Parties shall be liable for any default or delay in performance of any obligation under this Agreement caused by any of the following: Act of God, war, terrorism, riot, fire, explosion, accident, flood, sabotage, compliance with governmental requests, laws, regulations, orders or actions, national defense requirements or any other event beyond the reasonable control of such Party, or labor trouble, strike, lockout or injunction (provided that neither of the Parties shall be required to settle a labor dispute against its own best judgment). The Party invoking the provisions of this Section 17.7 shall give the other Party written notice and full particulars of such force majeure event. Both Pfenex and Agila shall use reasonable efforts to mitigate the effects of any force majeure on their respective part.

17.8. Relationship of the Parties. The relationship of Pfenex and Agila is strictly one of independent contractors and the Parties acknowledge that this Agreement does not create a partnership, or the like, between them. Pfenex and Agila shall always remain independent contractors in its performance of this Agreement. Neither Party shall have any authority to employ any individual as an employee or agent for or on behalf of the other Party to this Agreement for any purpose, and neither Party, nor any person performing any duties or engaging in any work at the request of such Party, shall be deemed to be an employee or agent of the other Party.

17.9. Choice of Law. All questions with respect to the construction of this Agreement and the rights and liabilities of the Parties hereto shall be determined in accordance with the laws of England and Wales, save for the provisions of Applicable Laws of the JVC Venue that shall apply mandatorily to any of the Parties or any transaction, matter or thing under this Agreement which shall prevail, without regard to any provisions of conflicts of law and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

17.10. Dispute Resolution.

17.10.1 General. If the Parties are unable to resolve any dispute or other matter arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the Chief Executive Officers of Parties for attempted resolution by good faith negotiations promptly after such notice is received. In such event, each Party shall cause its Chief Executive Officers to meet (face-to-face or by teleconference) and be available to attempt to resolve such issue. If the Parties should resolve such dispute or claim, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the dispute.

17.10.2 Arbitration. In the event that the Parties are unable to resolve any such matter subject to Section 17.10.1 within sixty (60) days from the date such dispute was referred to the Chief Executive Officers of the Parties, then either Party may initiate arbitration pursuant to this Section 17.10.2. Any arbitration under this Section 17.10.2 shall be conducted in English under the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC”) in Singapore by a single arbitrator mutually selected by the Parties or otherwise selected in accordance with such rules. In such arbitration, the arbitrator shall select an independent expert with significant experience relating to the subject matter of such dispute to advise the arbitrator with respect to the subject matter of the dispute. If the Parties are unable to agree on an arbitrator, the arbitrator shall be selected by the chief executive of SIAC. The costs of such arbitration shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with the arbitration. The Parties shall use good faith efforts to complete arbitration under this Section 17.10.2 within sixty (60) days following the initiation of such arbitration. The arbitrator shall establish reasonable additional procedures to facilitate and complete such arbitration within such sixty (60) day period. Notwithstanding anything contained herein or the Arbitration Rules of the SIAC, the Parties agree that the Courts of Singapore shall have exclusive jurisdiction for seeking any equitable or interim relief or provisional remedy, including injunctive relief.

17.11. Provisions Contrary to Law. In performing this Agreement, the Parties shall comply with all Applicable Laws. Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any law the law shall prevail, but in such event the affected provision of this Agreement shall be affected only to the extent necessary to bring it within the Applicable Laws.

17.12. Legal Fees. Except as otherwise provided herein, each Party shall bear its own legal fees incurred in connection with the transactions contemplated hereby or the enforcement hereof.

17.13. Headings. Headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement.

17.14. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

17.15. Exhibits. The appended Exhibits and any modifications or amendments thereof form an integral part of this Agreement.

[The remainder of this page left blank intentionally; signature page follows immediately behind.]

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

PFENEX INC.		AGILA BIOTECH PRIVATE LIMITED

By:	/s/ Bertrand C. Liang	By:	/s/ Anand Iyer

Name:	Bertrand C. Liang	Name:	Anand Iyer

Title:	CEO	Title:	CEO

EXHIBIT 1

SHAREHOLDER RESERVED MATTERS

A.	Any changes to the capitalization of the JVC, including the issuance of additional shares of an existing class or the creation of additional classes of shares;

B.	Any changes to the constituent documents of the JVC, including but not limited to, this Agreement and other agreements executed pursuant to the same;

C.	Any equity financings;

D.	Any dividends or distribution of profits to the Parties, other than distributions for taxes, that would have the effect of causing a material deterioration in the consolidated financial leverage of the JVC;

E.	Material acquisitions or dispositions of assets outside the ordinary course of business or other extraordinary transactions;

F.	Material changes to the accounting policies and/or tax election of the JVC;

G.	The liquidation of the JVC;

H.	Any merger or combination of the JVC with any other Person;

I.	The JVC entering into any contract, other than as set forth in the applicable Plan and Budget or Semi-annual Plan and Budget;

J.	Any capital expenditure, other than as set forth in the applicable Plan and Budget or Semi-annual Plan and Budget;

K.	Any material capital investment in, or any material loan to, any Person outside of the ordinary course of business;

L.	Any material change to the JVC’s business scope as set forth in this Agreement on the Effective Date;

M.	Any contracts (and any amendments or modifications thereto) between any Party or its Affiliates and the JVC, and termination or extension thereof;

N.	Hiring of any direct employee or consultant by the JVC; and

O.	Grant of any license to any JVC Technology to any Third Party for any purpose other than manufacturing and/or commercializing any JVC Product.

EXHIBIT 2

DEED OF ADHERENCE

THIS DEED OF ADHERENCE (this “Deed”) is entered into at [—] this [—] day of [—], 20[—]

BY:

[—] <To specify the name and address of the new shareholder(s) purchasing shares in the Company>, a company incorporated and existing under the laws of [—] and having its registered office at [—] (hereinafter referred to as “the New Shareholder”);

IN FAVOUR OF

Pfenex Inc., a Delaware corporation with a principal place of business located at 10790 Roselle Street, San Diego, CA 92121 (hereinafter referred to as “Pfenex”);

Agila Biotech Private Limited, an India corporation with a principal place of business located at Strides House, Bilekahalli, Bannerghatta Road, Bangalore 560 076, India (hereinafter referred to as “Agila”).

<To specify the name and address of the JVC>

(to include any other Parties to the JV Agreement)

WHEREAS:

A. Pfenex and Agila (collectively, the “JV Parties”) entered into a Joint Venture Agreement dated [—] (hereinafter referred to as the “Agreement”);

B. Pursuant to a [share purchase agreement] dated [—] (the “New Agreement”), the New Shareholder has acquired [—] Shares (the “Securities”) of the Company, from [ insert name] (the “Selling Shareholder”);

C. As contemplated in the Agreement, the New Shareholder is required to enter into this Deed.

NOW THE DEED WITNESSETH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	Definitions and Interpretation

1.1 Capitalised terms used but not defined in this Deed shall, unless the context otherwise requires, have the respective meaning ascribed thereto in the Agreement.

1.2 The provisions of Section 1.23 of the Agreement shall apply mutatis mutandis to this Deed and shall be deemed to be incorporated herein by reference as if the same were reproduced herein with references therein to this Agreement being references to this Deed.

2.	Terms of Adherence

2.1 The New Shareholder hereby acknowledges that it has received, read and understood the Agreement and the Articles of Association of the JVC.

2.2 The New Shareholder hereby agrees, undertakes and covenants with the JV Parties that with effect from the date on which the New Shareholder has been registered as a member of the JVC, it shall adhere to, be bound by and act in accordance with the provisions .of the Agreement which were applicable to the Selling Shareholder and are capable of applying to the New Shareholder as if the New Shareholder were a Party to the Agreement in addition to or in place of the Selling Shareholder.

3.	Representations and Warranties

3.1 The New Shareholder hereby represents and warrants to the JV Parties that:

3.1.1 It is duly incorporated and validly existing as a corporation under the laws of its place of incorporation and has full power, capacity and authority to execute, deliver and perform this Deed and has taken all necessary actions (corporate, statutory or otherwise) to execute and authorise the execution, delivery and performance of this Deed; <To be modified appropriately if the New Shareholder is an individual>

3.1.2 This Deed upon execution and delivery by it shall constitute a legal and binding obligation on it enforceable against it in accordance with its terms;

3.1.3 The discharge by it of the obligations and liabilities under the Agreement and the performance by it of the acts and transactions contemplated hereby do not and will not (whether with or without the giving of notice or lapse of time or both), violate, conflict with, require any consent under or result in a breach of or default under:

(a) any law to which it is subject; or

(b) any term, condition, covenant, undertaking, agreement or other instrument to which it is a party or by which it is bound;

3.1.4 To the best of its information and knowledge, there are no legal, quasi-legal, administrative, arbitration, mediation, conciliation or other proceedings, claims, actions, governmental investigations, orders, judgments or decrees of any nature made, existing, threatened, anticipated or pending against it which may prejudicially affect its holding of the Securities or the due performance or enforceability of the Agreement or this Deed or any obligation, act, omission or transaction contemplated thereunder or hereunder.

4.	Incorporation of Provisions of the Agreement

This Deed is supplemental to the Agreement and the provisions of Section 17.9 (Choice of Law) and 17.10 (Dispute Resolution) the Agreement shall apply mutatis mutandis to this Deed and shall be deemed to be incorporated herein by reference as if the same were reproduced herein with references therein to this Agreement being references to this Deed.

5.	Notices to the New Shareholder

The address of the New Shareholder for the purpose of receiving the notices under the Agreement is as under:

New Shareholder

Kind Attention	: [—] <Insert details>

Address	: [—] <Insert details>

Facsimile	: [—] <Insert details>

6.	Benefit of this Agreement

This Agreement is made for the benefit of the JV Parties. The New Shareholder agrees and acknowledges that either JV Party may enforce the terms of the Agreement against it and seek the remedies contained in the Agreement against it.

IN WITNESS WHEREOF, this Deed has been executed on the day and year first above written.

SIGNED, SEALED AND DELIVERED	)

BY AND ON BEHALF OF	)

the New Shareholder	)

by [—] (authorized signatory))

[Position]	)

[Witness]	)

Common Seal of	)

“New Shareholder”	)

to be affixed hereunto if	)

required under the Articles of Association	)